                                                                     EXHIBIT 4.1




                             SYGNET WIRELESS, INC.


                                  $110,000,000

                       % SENIOR NOTES DUE OCTOBER 1, 2006

                                 -------------


                                   INDENTURE

                        DATED AS OF SEPTEMBER [26], 1996


                                 -------------


                              FLEET NATIONAL BANK

                                    TRUSTEE

                             CROSS-REFERENCE TABLE*

Trust Indenture
  Act Section                                          Indenture Section
- --------------                                         -----------------
310(a)(1) . . . . . . . . . . . . . . . . . . . . . . .        7.10
   (a)(2) . . . . . . . . . . . . . . . . . . . . . . .        7.10
   (a)(3) . . . . . . . . . . . . . . . . . . . . . . .        N.A.
   (a)(4) . . . . . . . . . . . . . . . . . . . . . . .        N.A.
   (b)  . . . . . . . . . . . . . . . . . . . . . . . .        7.08; 7.10; 10.02
   (c)  . . . . . . . . . . . . . . . . . . . . . . . .        N.A.
311(a)  . . . . . . . . . . . . . . . . . . . . . . . .        7.11
   (b)  . . . . . . . . . . . . . . . . . . . . . . . .        7.11
   (c)  . . . . . . . . . . . . . . . . . . . . . . . .        N.A.
312(a)  . . . . . . . . . . . . . . . . . . . . . . . .        2.05
   (b)  . . . . . . . . . . . . . . . . . . . . . . . .        10.03
   (c)  . . . . . . . . . . . . . . . . . . . . . . . .        10.03
313(a)  . . . . . . . . . . . . . . . . . . . . . . . .        7.06
   (b)(1) . . . . . . . . . . . . . . . . . . . . . . .        N.A.
   (b)(2) . . . . . . . . . . . . . . . . . . . . . . .        7.06
   (c)  . . . . . . . . . . . . . . . . . . . . . . . .        7.06; 10.02
   (d)  . . . . . . . . . . . . . . . . . . . . . . . .        7.06
314(a)  . . . . . . . . . . . . . . . . . . . . . . . .        4.03, 4.04; 10.02
   (b)  . . . . . . . . . . . . . . . . . . . . . . . .        N.A.
   (c)(1) . . . . . . . . . . . . . . . . . . . . . . .        10.04
   (c)(2) . . . . . . . . . . . . . . . . . . . . . . .        7.02; 10.04
   (c)(3) . . . . . . . . . . . . . . . . . . . . . . .        N.A.
   (d)  . . . . . . . . . . . . . . . . . . . . . . . .        N.A.
   (e)  . . . . . . . . . . . . . . . . . . . . . . . .        10.05
   (f)  . . . . . . . . . . . . . . . . . . . . . . . .        N.A.
315(a)  . . . . . . . . . . . . . . . . . . . . . . . .        7.01(2)
   (b)  . . . . . . . . . . . . . . . . . . . . . . . .        7.05; 10.02
   (c)  . . . . . . . . . . . . . . . . . . . . . . . .        7.01(1)
   (d)  . . . . . . . . . . . . . . . . . . . . . . . .        7.01(3)
   (e)  . . . . . . . . . . . . . . . . . . . . . . . .        6.11
316(a)(last sentence) . . . . . . . . . . . . . . . . .        2.09
   (a)(1)(A)  . . . . . . . . . . . . . . . . . . . . .        6.05
   (a)(1)(B)  . . . . . . . . . . . . . . . . . . . . .        6.04
   (a)(2) . . . . . . . . . . . . . . . . . . . . . . .        6.04
   (b)  . . . . . . . . . . . . . . . . . . . . . . . .        6.07
317(a)(1) . . . . . . . . . . . . . . . . . . . . . . .        6.08
   (a)(2) . . . . . . . . . . . . . . . . . . . . . . .        6.09
   (b)  . . . . . . . . . . . . . . . . . . . . . . . .        2.04
318(a)  . . . . . . . . . . . . . . . . . . . . . . . .        10.01

- ---------------------
N.A. means not applicable.
*This Cross-Reference Table is not part of the Indenture.

                              TABLE OF CONTENTS

                                                                                            Page
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
                                                              ARTICLE 1
                                                    DEFINITIONS AND INCORPORATION
                                                           BY REFERENCE
  Section 1.01    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  Section 1.02    Other Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  Section 1.03    Incorporation by Reference of Trust Indenture Act . . . . . . . . . . . .  17
  Section 1.04    Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                              ARTICLE 2
                                                              THE NOTES

  Section 2.01    Form and Dating . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Section 2.02    Execution and Authentication  . . . . . . . . . . . . . . . . . . . . . .  18
  Section 2.03    Registrar and Paying Agent  . . . . . . . . . . . . . . . . . . . . . . .  19
  Section 2.04    Paying Agent to Hold Money in Trust . . . . . . . . . . . . . . . . . . .  19
  Section 2.05    Holder Lists  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  Section 2.06    Transfer and Exchange . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  Section 2.07    Replacement Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  Section 2.08    Outstanding Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Section 2.09    Treasury Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Section 2.10    Temporary Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  Section 2.11    Cancellation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  Section 2.12    Defaulted Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                              ARTICLE 3
                                                      REDEMPTION AND PREPAYMENT

  Section 3.01    Notices to Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  Section 3.02    Selection of Notes to Be Redeemed . . . . . . . . . . . . . . . . . . . .  23
  Section 3.03    Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  Section 3.04    Effect of Notice of Redemption  . . . . . . . . . . . . . . . . . . . . .  24
  Section 3.05    Deposit of Redemption Price . . . . . . . . . . . . . . . . . . . . . . .  24
  Section 3.06    Notes Redeemed in Part  . . . . . . . . . . . . . . . . . . . . . . . . .  25
  Section 3.07    Optional Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  Section 3.08    No Mandatory Redemption . . . . . . . . . . . . . . . . . . . . . . . . .  26

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
                                                                                            Page
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
                                                              ARTICLE 4
                                                              COVENANTS

  Section 4.01    Payment of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  Section 4.02    Maintenance of Office or Agency . . . . . . . . . . . . . . . . . . . . .  26
  Section 4.03    Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  Section 4.04    Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . .  27
  Section 4.05    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  Section 4.06    Stay, Extension and Usury Laws  . . . . . . . . . . . . . . . . . . . . .  28
  Section 4.07    Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  Section 4.08    Limitation on Incurrence of Additional Indebtedness . . . . . . . . . . .  30
  Section 4.09    Limitation on Restricted Payments . . . . . . . . . . . . . . . . . . . .  31
  Section 4.10    Limitation on Restricting Subsidiary Dividends  . . . . . . . . . . . . .  32
  Section 4.11    Limitation on Transactions with Related Persons . . . . . . . . . . . . .  32
  Section 4.12    Limitation on Asset Sales and Sales of Subsidiary Stock . . . . . . . . .  33
  Section 4.13    Limitations on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  Section 4.14    Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  Section 4.15    Limitation on Use of Proceeds; Proceeds Purchase Offer  . . . . . . . . .  35

                                                              ARTICLE 5
                                                              SUCCESSORS

  Section 5.01    Merger, Consolidation or Sale of Assets . . . . . . . . . . . . . . . . .  37
  Section 5.02    Successor Corporation Substituted . . . . . . . . . . . . . . . . . . . .  38

                                                              ARTICLE 6
                                                        DEFAULTS AND REMEDIES

  Section 6.01    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  Section 6.02    Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  Section 6.03    Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  Section 6.04    Waiver of Past Defaults . . . . . . . . . . . . . . . . . . . . . . . . .  41
  Section 6.05    Control by Majority . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  Section 6.06    Limitation on Suits . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
  Section 6.07    Rights of Holders of Notes to Receive Payment . . . . . . . . . . . . . .  42
  Section 6.08    Collection Suit by Trustee  . . . . . . . . . . . . . . . . . . . . . . .  43
  Section 6.09    Trustee May File Proofs of Claim  . . . . . . . . . . . . . . . . . . . .  43
  Section 6.10    Priorities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                                                            Page
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
  Section 6.11    Undertaking for Costs . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                              ARTICLE 7
                                                               TRUSTEE

  Section 7.01    Duties of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  Section 7.02    Rights of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  Section 7.03    Individual Rights of Trustee  . . . . . . . . . . . . . . . . . . . . . .  47
  Section 7.04    Trustee's Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  Section 7.05    Notice of Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  Section 7.06    Reports by Trustee to Holders of the Notes  . . . . . . . . . . . . . . .  47
  Section 7.07    Compensation and Indemnity  . . . . . . . . . . . . . . . . . . . . . . .  48
  Section 7.08    Replacement of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . .  49
  Section 7.09    Successor Trustee by Merger, etc. . . . . . . . . . . . . . . . . . . . .  50
  Section 7.10    Eligibility; Disqualification . . . . . . . . . . . . . . . . . . . . . .  50
  Section 7.11    Preferential Collection of Claims Against Company . . . . . . . . . . . .  50

                                                              ARTICLE 8
                                               LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance  . . . . . . . .  51
  Section 8.02    Legal Defeasance and Discharge  . . . . . . . . . . . . . . . . . . . . .  51
  Section 8.03    Covenant Defeasance . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  Section 8.04    Conditions to Legal or Covenant Defeasance  . . . . . . . . . . . . . . .  52
  Section 8.05    Deposited Money and Government Securities to be Held in Trust;
                  Other Miscellaneous Provisions  . . . . . . . . . . . . . . . . . . . . .  54
  Section 8.06    Repayment to Company  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
  Section 8.07    Reinstatement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

                                                              ARTICLE 9
                                                   AMENDMENT, SUPPLEMENT AND WAIVER

  Section 9.01    Without Consent of Holders of Notes . . . . . . . . . . . . . . . . . . .  55
  Section 9.02    With Consent of Holders of Notes  . . . . . . . . . . . . . . . . . . . .  56
  Section 9.03    Compliance with Trust Indenture Act . . . . . . . . . . . . . . . . . . .  58
  Section 9.04    Revocation and Effect of Consents . . . . . . . . . . . . . . . . . . . .  58
  Section 9.05    Notation on or Exchange of Notes  . . . . . . . . . . . . . . . . . . . .  58
  Section 9.06    Trustee to Sign Amendments, etc.  . . . . . . . . . . . . . . . . . . . .  58

                                                                                            Page
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
                                                              ARTICLE 12
                                                            MISCELLANEOUS

  Section 10.01   Trust Indenture Act Controls  . . . . . . . . . . . . . . . . . . . . . .  59
  Section 10.02   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
  Section 10.03   Communication by Holders of Notes with Other Holders of Notes . . . . . .  60
  Section 10.04   Certificate and Opinion as to Conditions Precedent  . . . . . . . . . . .  60
  Section 10.05   Statements Required in Certificate or Opinion . . . . . . . . . . . . . .  61
  Section 10.06   Rules by Trustee and Agents . . . . . . . . . . . . . . . . . . . . . . .  61
  Section 10.07   No Personal Liability of Directors, Officers, Employees and Stockholders   61
  Section 10.08   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  Section 10.09   No Adverse Interpretation of Other Agreements . . . . . . . . . . . . . .  62
  Section 10.10   Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
  Section 10.11   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
  Section 10.12   Counterpart Originals . . . . . . . . . . . . . . . . . . . . . . . . . .  62
  Section 10.13   Table of Contents, Headings, etc. . . . . . . . . . . . . . . . . . . . .  62


                                                               EXHIBITS

  Exhibit A       FORM OF NOTE
  Exhibit B       OPINIONS AND CERTIFICATES TO BE DELIVERED AT TIME OF HORIZON ACQUISITION

         INDENTURE, dated as of September [26], 1996, between Sygnet Wireless, Inc., an Ohio corporation (the "Company"), and Fleet National Bank, as trustee (the "Trustee").

         Each party agrees as follows for the benefit of each other and for the
equal and ratable benefit of the Holders of the   % Senior Notes due 2006 (the
"Notes"):

                                   ARTICLE 1
                         DEFINITIONS AND INCORPORATION
                                  BY REFERENCE

SECTION 1.01     DEFINITIONS

         "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director, or controlling stockholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

         "Annualized Operating Cash Flow" on any date, means with respect to any Person the Operating Cash Flow for the Reference Period multiplied by four.

         "Annualized Operating Cash Flow Ratio" on any date (the "Transaction Date") means, with respect to any Person and it Subsidiaries, the ratio of (i) consolidated Indebtedness of such Person and its Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of such Indebtedness) divided by (ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all dispositions of businesses made by such Person and its Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such disposition has occurred at the beginning of such Reference Period); provided, that for purposes of such computation, in calculating Annualized Operating Cash Flow and consolidated Indebtedness: (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; and (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

         "Bank Credit Facility" means, (a) until the consummation of the Horizon Acquisition, the Credit Agreement, dated as of September 29, 1995, entered into by and among Sygnet Communications, Inc. and certain of its affiliates, the lenders which are parties thereto and PNC Bank, National Association, as the agent for such lenders, as it may have been amended from time to time, and (b) as of and after the consummation of the Horizon Acquisition, and so long as there is Indebtedness under, or the borrower has the ability to borrow thereunder, the Credit Agreement (in substantially the form filed as an exhibit to Amendment No. 3 to the registration statement of which the Prospectus is a part and consistent with the terms set forth in the commitment letter, dated as of August 21, 1996), among Sygnet Communications, Inc., as the borrower, the financial institutions which are parties thereto as lenders, PNC Bank, National Association and Toronto Dominion (Texas), Inc. as managing agents and syndication agents, Toronto Dominion (Texas), Inc. as the administrative agent, and PNC Bank, National Association, as the documentation agent and the collateral agent, or any other credit facility or loan agreement designated by the Company to be the "Bank Credit Facility," as such Credit Agreement or other credit facility or loan agreement may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced from time to time. There can be only one such credit facility or loan agreement designated to be the "Bank Credit Facility" at any one time.

         "Board of Directors" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

         "Business Day" means any day other than a Legal Holiday.

         "Capitalized Lease Obligations" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

         "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into capital stock), warrants and options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

         "Cash Equivalents" means (i) Securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

         "Change of Control" means (i) any sale, transfer or other conveyance, whether direct or indirect, of a majority of the fair market value of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee, (ii) any "person" or "group" (as such terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

         "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable by such Person or any of its consolidated Subsidiaries in respect of preferred stock (other than by Restricted Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

         "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its consolidated Subsidiaries for such period, determined (on a consolidated basis) in accordance with GAAP, adjusted to exclude (only to the extent included in computing such net income (or loss), and without duplication (i) all extraordinary gains and losses and gains and losses that are nonrecurring (including as a result of Asset Sales outside the ordinary course of business), (ii) the net income, if positive, of any Person, that is not a Subsidiary in which such Person or any of its Subsidiaries has an interest, except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person that both (x) are actually paid in cash to such Person or a Subsidiary of such Person during such period and (y) when taken together will all other dividends and distributions paid during such period in cash to such Person or a Subsidiary of such Person, are not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period, (iii), except as provided in the definition of "Annualized Operating Cash Flow Ratio," the net income (or loss) of any Subsidiary acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

         "Corporate Trust Office of the Trustee" shall be at the address of the Trustee specified in Section 10.02 hereof or such other address as to which the Trustee may give notice to the Company.

         "Default" means any event or condition that is, or after notice or passage of time or both would be, an "Event of Default."

         "Disqualified Capital Stock" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes; provided that Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be redeemed or repurchased solely in consideration of Qualified Capital Stock of the Company.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting power of the Capital Stock of the Company "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the Capital Stock "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

         "Excluded Person" means the members of the Williamson family who owned Capital Stock of the Company on the Issue Date and any wholly owned Affiliate of any of the foregoing that is wholly owned by one of the foregoing.

         "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence and outstanding on the Issue Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or in such other statements by such other entity as approved by a significant segment of the accounting profession which are in effect in the United States; provided, however, that for purposes of determining compliance with covenants in the Indenture, "GAAP" means such generally accepted accounting principles as in effect as of the Issue Date.

         "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         "Holder" means a Person in whose name a Note is registered. The Holder of a Note will be treated as the owner of such Note for all purposes.

         "Horizon Acquisition" means the acquisition of assets made pursuant to the Asset Acquisition Agreement, dated July 11, 1996, among the Company, Horizon Cellular Telephone Company of Chautauqua, L.P., Horizon Cellular Telephone Company of Crawford, L.P., and Horizon Cellular Telephone Company of Indiana, L.P.

         "Indebtedness" of any Person means, without duplication: (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested in good faith and for which appropriate reserves have been established) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any Capital Stock; (d) all Disqualified Capital Stock of such Person and all preferred stock of such Person's Subsidiaries; and (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), or (d) or this clause (e), whether or not between or among the same parties; provided that the outstanding principal amount at any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date.

         "Indenture" means this Indenture, as amended or supplemented from time to time.

         "Interest Swap and Hedging Obligations" means any obligations of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person or in any event until the counterparty thereunder defaults in its corresponding payment, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

         "Investment" by any Person in any other Person means (without duplication): (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary. For purposes of Section 4.09,
(i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the fair market value of such Investment plus the fair market value of all additional Investments by the Company or any of its Restricted Subsidiaries at the time any such Investment is made; provided that, for purposes of this sentence, the fair market value of net assets in excess of $5,000,000 shall be as determined by an independent appraiser of national reputation.

         "Issue Date" means the time and date of the first issuance of the Notes under the Indenture.

         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

         "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

         "Maturity Date" means, when used with respect to any Note, the date specified on such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to the provisions of the Indenture regarding acceleration of Indebtedness or any Change of Control Offer or Asset Sale Offer).

         "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by the Company and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash and Cash Equivalents of (a) any note or installment receivable at any time, or (b) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale), less the sum of (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Restricted Subsidiary of the Company in connection with such Asset Sale and
(ii) the aggregate amount of cash so received which is used to retire any existing Indebtedness of its Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of the Company or any of its Restricted Subsidiaries, as the case may be.

         "Net Pops" of any Person with respect to any System means the Pops of the MSA or RSA served by such System multiplied by the direct and/or indirect percentage interest of such Person in the entity licensed or designated to receive an authorization by the Federal Communications Commission to construct or operate a system in that MSA or RSA.

         "Net Proceeds" means the aggregate net proceeds (including the fair market value of non-cash proceeds constituting equipment or other assets of a type generally used in a Related Business in an amount reasonably determined by the Board of Directors of the Company for amounts under $5,000,000 and by a financial advisor or appraiser of national reputation for equal or greater amounts) received by a Person from the sale of Qualified Capital Stock (other than to a Subsidiary of such Person) after payment of out-of-pocket expenses, commissions and discounts incurred in connection therewith.

         "Obligations" means any principal, premium, interest (including interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Federal bankruptcy law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable pursuant to the terms of the documentation governing any Indebtedness.

         "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

         "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of
Section 10.05 hereof.

         "Operating Cash Flow" for any Person for any period means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its consolidated Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its consolidated Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, less (c) the sum, without duplication (and only to the extent such amounts are included in such Consolidated Net Income) of (i) all extraordinary gains of such Person and its consolidated Subsidiaries during such period and (ii) the amount of all cash payments made during such period by such Person and its Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

         "Opinion of Counsel" means an opinion in form and substance reasonably satisfactory to the Trustee, and from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 10.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

         "Permitted Acquisition Indebtedness" means, with respect to any Person, Indebtedness Incurred in connection with the acquisition of property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type generally used in a Related Business; provided that, in the case of the Company or its Restricted Subsidiaries, as applicable, (x)(i) the Company's Annualized Operating Cash Flow Ratio, after giving effect to such acquisition and such Incurrence on a pro forma basis, is no greater than such ratio prior to giving pro forma effect to such acquisition and such Incurrence, (ii) the Company's consolidated Indebtedness under the Bank Credit Facility, divided by the Net Pops of the Company and its Restricted Subsidiaries, in each case giving pro forma effect to the acquisition and such Incurrence, does not exceed $60, (iii) the Company's consolidated Indebtedness divided by the Net Pops of the Company and its Restricted Subsidiaries does not increase as a result of the acquisition and such Incurrence and (iv) after giving effect to such acquisition and such Incurrence the acquired property, businesses or assets or such Capital Stock is owned directly by the Company or a Wholly Owned Restricted Subsidiary of the Company or (y)(i) under the terms of such Indebtedness and pursuant to applicable law, no recourse could be had for the payment of principal, interest or premium with respect to such Indebtedness or for any claim based thereon against the Company or any Person that constituted a Restricted Subsidiary immediately prior to the consummation of such acquisition or any of their property or assets, (ii) the obligor of such Indebtedness shall have, immediately after giving effect to such acquisition and such Incurrence on a pro forma basis, a ratio of Annualized Operating Cash Flow as of the date of the acquisition to the product of Consolidated Interest Expense for the Reference Period multiplied by four (but excluding from Consolidated Interest Expense all amounts that are not required to be paid in cash on a current basis) of at least 1 to 1 and (iii) immediately subsequent to the Incurrence of such Indebtedness, the obligor thereof shall be a Restricted Subsidiary and shall have been designated by the Company (as evidenced by an Officers' Certificate delivered promptly to the Trustee) to be a "Non-Recourse Restricted Subsidiary."

         "Permitted Investment" means: (i) Investments in Cash Equivalents;
(ii) Investments in the Company or a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary); (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted

Subsidiary (other than a Non-Recourse Restricted Subsidiary) or (B) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries (other than a Non-Recourse Restricted Subsidiary) or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries (other than a Non-Recourse Restricted Subsidiary); (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale (other than those of a Non-Recourse Restricted Subsidiary) and any investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Related Business, that complies with Section 4.12; (vi) any Investment pursuant to the terms of the agreements described in or referred to under the caption "Certain Relationships and Related Transactions" in the Prospectus, as such agreements were in effect on the Issue Date; (vii) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Company or a Restricted Subsidiary; and (viii) customary loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses.

         "Permitted Liens" means: (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, and (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security legislation; (h) Liens in favor of the Trustee arising under the Indenture; (i) Liens securing Permitted Acquisition Indebtedness, which either (A) were not incurred or issued in anticipation of such acquisition or (B) secure Permitted Acquisition Indebtedness meeting the requirements set forth in clause
(y) of the definition thereof; (j) Liens securing Indebtedness under the Bank Credit Facility (including, without limitation, Indebtedness under Interest Swap and Hedging Obligations required by the Bank Credit Facility) that was incurred in accordance with Section 4.08; (k) Liens securing Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (l) Liens arising from Purchase Money Indebtedness permitted under the Indenture; (m) Liens securing Refinancing Indebtedness Incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness; (n) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary and (o) Liens arising out of judgments or awards against the Company or a Subsidiary of the Company with respect to which enforcement has been stayed and the Company at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which the Company has created adequate reserves or has adequate insurance protection; provided, however, that at no time may the aggegate amount of such judgment liens exceed $3,000,000.

         "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

         "Pops" means the estimate of the population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA") as derived from the most recent Rand McNally Commercial Atlas and Marketing Guide or if such statistics are no longer printed in the Rand McNally Commercial Atlas and Marketing Guide or the Rand McNally Commercial Atlas and Marketing Guide is no longer published, such other nationally recognized source of such information.

         "Preferred Stock" means the $20,000,000 aggregate liquidation amount of Cumulative Preferred Stock, par value $.01 per share, of the Company to be issued on or prior to the Issue Date.

         "Prospectus" means the final prospectus, dated as of September __, 1996, under the Company's registration statement on Form S-1 (No. 333-10161).

         "Purchase Money Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries Incurred in connection with the purchase of property or assets for the business of the Company or its Restricted Subsidiaries, provided, that the recourse of the lenders with respect to such Indebtedness is limited solely to the property or assets so purchased without further recourse to either the Company or any of its Restricted Subsidiaries.

         "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

         "Reference Period" with regard to any Person means the last full fiscal quarter of such Person for which financial information (which the Company shall use its best efforts to compile in a timely manner) in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

         "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing", any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference (or if such Indebtedness or Disqualified Capital Stock does not require cash payments prior to maturity or is otherwise issued at a discount, the original issue price of such Indebtedness or Disqualified Capital Stock), not to exceed the sum of (x) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing, (y) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness and (z) all other customary fees and expenses of the Company or such Restricted Subsidiary reasonably incurred in connection with such refinancing; provided, that (A) Refinancing Indebtedness issued by any Restricted Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Restricted Subsidiary, (B) Refinancing Indebtedness shall (x) not have a Weighted Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and
(C) such Refinancing Indebtedness shall have no installments or principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal (or redemption payment) of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity of the Notes.

         "Related Business" means any business directly related to the ownership, development, operation, and acquisition of wireless cellular communications systems.

         "Related Person" means, with respect to any Person, (i) any Affiliate of such Person or any spouse, immediate family member, or other relative who has the same principal residence of any Affiliate of such Person and (ii) any trust in which any Person described in clause (i) above, has a beneficial interest.

         "Responsible Officer," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer or employee of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer or employee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

         "Restricted Payment" means, with respect to any Person, (i) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any shares of Capital Stock of such Person or any Subsidiary of such Person held by Persons other than such Person or any of its Restricted Subsidiaries, (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any Indebtedness of the Company by such Person or a Subsidiary of such Person that is subordinate in right of payment to, or ranks pari passu (other than the Notes) with, the Notes and (iv) any Investment (other than a Permitted Investment); provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on shares of Capital Stock of the Company or any Restricted Subsidiary solely in shares of Qualified Capital Stock, (ii) any dividend, distribution or other payment to the Company, or any dividend to any of its Restricted Subsidiaries, by any of its Subsidiaries, or (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, in whole or in part, of Indebtedness of such person payable solely in shares of Qualified Capital Stock of such Person.

         "Restricted Subsidiary" means (i) Sygnet Communications, Inc. and (ii) any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately before and after giving effect to such designation, there would exist no Default or Event of Default and the

Company could incur at least $1.00 of Indebtedness pursuant to the Annualized Operating Cash Flow Ratio test in Section 4.08, on a pro forma basis taking into account such designation.

         "SEC" means the Securities and Exchange Commission.

         "Stated Maturity" means the date fixed for the payment of any principal or premium pursuant to the Indenture and the Notes, including the Maturity Date, upon redemption, acceleration, Asset Sale Offer, Change of Control Offer or otherwise.

         "Subsidiary" with respect to any Person, means (i) a corporation at least fifty percent of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or (iii) any Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has
(x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

         "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section Section 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

         "Trustee" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

         "Unrestricted Subsidiary" shall mean any Subsidiary of the Company that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below). The Board of Directors of the Company may designate any Subsidiary of the Company other than Sygnet Communications, Inc. (including any newly acquired or newly formed Subsidiary at or prior to the time it is so formed or acquired) to be an Unrestricted Subsidiary if (a) no Default or Event of Default is existing or will occur as a consequence thereof, (b) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property or asset of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, and (c) such Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any property or assets of the Company or any of its Restricted Subsidiaries (except that such Subsidiary and its

Subsidiaries may guarantee the Notes); provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under Section 4.09. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and Officers' Certificate certifying that such designation complied with the foregoing conditions.

         "Voting Stock" means Capital Stock of the Company having generally the right to vote in the election of a majority of the directors of the Company or having generally the right to vote with respect to the organizational matters of the Company.

         "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of each such respective principal payment by (ii) the sum of all such principal payments.

         "Wholly Owned" means, with respect to a Subsidiary of the Company, (i) a Subsidiary that is a corporation, of which not less than 99% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns not less than 99% of the Capital Stock of such entity.

SECTION 1.02     OTHER DEFINITIONS

                                                                Defined in
              Term                                              Section
              ----                                              -------
              "Asset Sale Offer"                                4.12
              "Asset Sale Offer Period"                         4.12
              "Asset Sale Offer Amount"                         4.12
              "Asset Sale Purchase Date"                        4.12
              "Bankruptcy Law"                                  6.01
              "Change of Control Offer"                         4.07
              "Change of Control Offer Period"                  4.07
              "Change of Control Payment"                       4.07
              "Change of Control Purchase Date"                 4.07
              "Computation Period"                              4.09

              "Covenant Defeasance"                             8.03
              "Custodian"                                       6.01
              "Legal Defeasance"                                8.02
              "Marketable Securities"                           4.12
              "Paying Agent"                                    2.03
              "Payment Default"                                 6.01
              "Proceeds Purchase Date"                          4.15
              "Proceeds Purchase Offer"                         4.15
              "Proceeds Purchase Offer Amount"                  4.15
              "Proceeds Purchase Offer Period"                  4.15
              "Registrar"                                       2.03
              "Related Person Transaction                       4.11


SECTION 1.03     INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT

         Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

         The following TIA terms used in this Indenture have the following meanings:

                 "indenture securities" means the Notes;

                 "indenture security Holder" means a Holder of a Note;

                 "indenture to be qualified" means this Indenture;

                 "indenture trustee" or "institutional trustee means the Trustee;

                 "obligor" on the Notes means the Company and any successor obligor upon the Notes.

         All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04     RULES OF CONSTRUCTION

         Unless the context otherwise requires:

                 (1)      a term has the meaning assigned to it;

                 (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                 (3)      "or" is not exclusive;

                 (4) words in the singular include the plural, and in the plural include the singular;

                 (5) provisions apply to successive events and transactions; and

                 (6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.


                                   ARTICLE 2
                                   THE NOTES

SECTION 2.01     FORM AND DATING

         The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

         The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 2.02     EXECUTION AND AUTHENTICATION

         Two Officers shall sign the Notes for the Company by manual or facsimile signature. The Company's seal shall be reproduced on the Notes and may be in facsimile form.

         If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

         A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

         The Trustee shall, upon a written order of the Company signed by two Officers, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in
Section 2.07 hereof.

         The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

SECTION 2.03     REGISTRAR AND PAYING AGENT

         The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent").
The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

SECTION 2.04     PAYING AGENT TO HOLD MONEY IN TRUST

         The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05     HOLDER LISTS

         The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, and the Company shall otherwise comply with TIA Section 312(a).

SECTION 2.06     TRANSFER AND EXCHANGE

         Where Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other denominations, the Registrar shall register for transfer or make the exchange if its requirements for such transactions are met; provided, however, that any Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and the Trustee, duly executed by the Holder thereof or his or her attorney duly authorized in writing. To permit registrations of transfer and exchanges, the Company shall issue and the Trustee shall authenticate upon the written order of the Company Notes at the Registrar's request.

         The Registrar shall not be required to issue, register the transfer of or exchange Notes during the period beginning at the opening of business on a Business Day 15 days before the date of any selection of Notes for redemption under Section 3.07 and ending at the close of business on the day of selection,
(ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (iii) to register the transfer or or exchange of a Note between the record date and the next succeeding interest payment date.

         No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

SECTION 2.07     REPLACEMENT NOTES

         If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

         Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08     OUTSTANDING NOTES

         The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

         If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

         If the principal amount of any Note is considered paid under Section
4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

         If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09     TREASURY NOTES

         In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trustee knows are so owned shall be so disregarded.

SECTION 2.10     TEMPORARY NOTES

         Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by two Officers of the Company. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

         Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11     CANCELLATION

         The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange
Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12     DEFAULTED INTEREST

         If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

                                   ARTICLE 3
                           REDEMPTION AND PREPAYMENT

SECTION 3.01     NOTICES TO TRUSTEE

         If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 45 days (unless a shorter period is acceptable to the Trustee) but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

SECTION 3.02     SELECTION OF NOTES TO BE REDEEMED

         If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

         The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or integral multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03     NOTICE OF REDEMPTION

         Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

         The notice shall identify the Notes to be redeemed and shall state:

                 (a)      the redemption date;

                 (b)      the redemption price;

                 (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

                 (d)      the name and address of the Paying Agent;

                 (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

                 (f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

                 (g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

                 (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

         At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04     EFFECT OF NOTICE OF REDEMPTION

         Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 3.05     DEPOSIT OF REDEMPTION PRICE

         One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent immediately available funds sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

         If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06     NOTES REDEEMED IN PART

         Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company's written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07     OPTIONAL REDEMPTION

         (a) Except as set forth in clause (b) of this Section 3.07, the Company shall not have the option to redeem the Notes pursuant to this Section
3.07 prior to October 1, 2001. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

         YEAR                PERCENTAGE
         ----                ----------
         2001 . . . . . . . .          %
         2002 . . . . . . . .          %
         2003 . . . . . . . .          %
         2004 . . . . . . . .          %
         2005 and thereafter     100.000%

         (b) Notwithstanding the provisions of clause (a) of this Section 3.07, during the first 36 months after the Issue Date, the Company may redeem up to an aggregate of $38,500,000 in principal amount of Notes at a redemption
price of     % of the principal amount thereof, in each case plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of an offering of Qualified Capital Stock of the Company; provided that at least $71,500,000 in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 30 days of the date of the closing of such offering.

         (c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

SECTION 3.08     NO MANDATORY REDEMPTION

         The Company shall not be required to make mandatory redemption payments with respect to the Notes.

                                   ARTICLE 4
                                   COVENANTS

SECTION 4.01     PAYMENT OF NOTES

         The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

         The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02     MAINTENANCE OF OFFICE OR AGENCY

         The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

         The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

         The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section
2.03 hereof.

SECTION 4.03     REPORTS

         Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder, within 15 days after it is or would have been required to file such with the SEC, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC, and in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required.

SECTION 4.04     COMPLIANCE CERTIFICATE

         (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

         (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) hereof shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article Four or Article Five hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

         (c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05     TAXES

         The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06     STAY, EXTENSION AND USURY LAWS

         The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07     CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment").

         Within 10 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         The Change of Control Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Change of Control Offer Period (the "Change of Control Purchase Date"), the Company shall purchase all Notes tendered in response to the Change of Control Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

         If the Change of Control Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change of Control Offer.

         On the Change of Control Payment Date, the Company shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

SECTION 4.08     LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS

         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, create, incur, assume, guarantee or otherwise directly or indirectly become liable for (including as a result of an acquisition), or otherwise become responsible for, contingently or otherwise (individually or collectively, to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness.

         Notwithstanding the foregoing, if there exists no Default or Event of Default immediately prior and subsequent thereto, the Company may incur Indebtedness if, after giving effect thereto, the Company's Annualized Operating Cash Flow Ratio on a pro forma basis calculated on the assumption that such Indebtedness had been incurred on the first day of the applicable Reference Period, would have been less than the ratios set forth below for the calendar year periods indicated:

         FOR THE PERIOD                                            RATIO
         --------------                                            -----
         1996-1998                                                  8.0x
         1999 and after                                             7.0x

         In addition, if there exists no Event of Default immediately prior and subsequent thereto, the foregoing limitations will not apply to the Incurrence of (i) prior to the date of the consummation of the Horizon Acquisition, Indebtedness incurred under the Bank Credit Facility (including, without limitation, Indebtedness under Interest Swap and Hedging Obligations required by the Bank Credit Facility) in an aggregate amount not to exceed $75,000,000 in aggregate principal amount; provided, however, that if such Indebtedness is repaid with the net proceeds of the sale of the Notes pursuant to Section 4.15, no Indebtedness in excess of $3,500,000 may be incurred thereunder except for Indebtedness whose proceeds are paid as a dividend or loan payment to the Company for the sole purpose of funding a repurchase of the Notes under Section 4.15, (ii) on and after the date of the consummation of the Horizon Acquisition, Indebtedness incurred under the Bank Credit Facility (including, without limitation, Indebtedness under Interest Swap and Hedging Obligations required by the Bank Credit Facility) in an aggregate amount not to exceed $300,000,000 in aggregate principal amount at any time, (iii) Indebtedness by the Company or any of its Restricted Subsidiaries constituting Existing Indebtedness, reduced by permanent repayments of and reductions thereof (and in commitments with respect thereto) in satisfaction of the Net Cash Proceeds application requirement set forth in Section 4.12 and by repayments and permanent reductions in amounts outstanding pursuant to scheduled amortizations and mandatory prepayments in accordance with the terms thereof, (iv) Indebtedness by the Company evidenced by the

Notes, (v) Permitted Acquisition Indebtedness, (vi) Indebtedness between the Company and any Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company, provided that, in the case of Indebtedness incurred by the Company, such obligations shall be unsecured and subordinated in all respects to the Holders' rights pursuant to the Notes, (vii) Capitalized Lease Obligations and Purchase Money Indebtedness in an aggregate amount or aggregate principal amount, as the case may be, outstanding at any time not to exceed in the aggregate $15,000,000, and (viii) Refinancing Indebtedness Incurred to extend, renew, replace or refund Indebtedness permitted under clauses (iii) (as so reduced in amount) and (iv) of this paragraph.

         Indebtedness of any Person that is not a Restricted Subsidiary of the Company (or that is a Non-Recourse Restricted Subsidiary designated to be a Restricted Subsidiary, but no longer a Non-Recourse Restricted Subsidiary), which Indebtedness is outstanding at the time such Person becomes such a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company shall be deemed to have been Incurred, as the case may be, at the time such Person becomes such a Restricted Subsidiary of the Company, or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company.

SECTION 4.09     LIMITATION ON RESTRICTED PAYMENTS

         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, immediately prior or after giving effect thereto on a pro forma basis, (a) a Default or an Event of Default would occur or be continuing, (b) the Company's Annualized Operating Cash Flow Ratio for the Reference Period would have exceeded 6 to 1, or (c) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor) from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum of (i) the amount determined by subtracting (x) 2.0 times the aggregate Consolidated Interest Expense of the Company for the period (taken as one accounting period) from the Issue Date to the last day of the last full fiscal quarter prior to the date of the proposed Restricted Payment (the "Computation Period") from (y) Operating Cash Flow of the Company for the Computation Period, plus (ii) the aggregate Net Proceeds received by the Company from the sale (other than to a Subsidiary of the Company) of its Qualified Capital Stock after the Issue Date and on or prior to the date of such Restricted Payment.

         Notwithstanding the foregoing, the provisions set forth in clause (b) or (c) of the immediately preceding paragraph shall not prohibit (i) the use of an aggregate of $10,000,000 to be used solely for Investments in Unrestricted Subsidiaries or Non-Recourse Restricted Subsidiaries, (ii) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions, (iii) the redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness or Capital Stock of the Company or its Restricted Subsidiaries either in exchange for or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company or (iv) the redemption, repurchase or other acquisition or retirement of the Preferred Stock for an aggregate price not to exceed $25,000,000 if, after giving effect thereto on a pro forma basis, the Company's Annualized Operating Cash Flow Ratio for the Reference Period would have been less than 7.5 to 1.

SECTION 4.10     LIMITATION ON RESTRICTING SUBSIDIARY DIVIDENDS

         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to pay dividends or make other distributions on the Capital Stock of any Restricted Subsidiary of the Company or pay or satisfy any obligation to the Company or any of its Restricted Subsidiaries or otherwise transfer assets or make or pay loans or advances to the Company or any of its Restricted Subsidiaries, except encumbrances and restrictions existing under
(i) the Indenture and the Notes or Refinancing Indebtedness incurred to refinance the Notes; provided, that such encumbrances and restrictions are no more restrictive than those contained in the Indenture as in effect on the Issue Date, (ii) the Bank Credit Facility as in effect on and immediately after the date of the Horizon Acquisition, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Bank Credit Facility as in effect on the Issue Date, (iii) any agreement of a Person acquired by the Company or a Restricted Subsidiary of the Company, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any person or property, other than the Person or any property of the Person so acquired. Notwithstanding the foregoing, customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business, consistent with past practices shall not in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreement or assets, as the case may be.

SECTION 4.11     LIMITATION ON TRANSACTIONS WITH RELATED PERSONS

         The Company shall not, and shall not permit any of its Restricted Subsidiaries or Unrestricted Subsidiaries to, enter into any contract, agreement, arrangement or transaction with any Related Person (each a "Related Person Transaction"), or any series of Related Person Transactions, except for transactions made in good faith, the terms of which are (i) fair and reasonable to the Company or such Subsidiary, as the case may be, and (ii) are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Related Persons.

         Without limiting the foregoing, (a) any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $1,000,000 must first be approved by a majority of the Board of Directors of the Company who are disinterested in the subject matter of the transaction pursuant to a Board Resolution, and (b) with respect to any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $5,000,000, the Company must first obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company or such Subsidiary, as the case may be.

         Notwithstanding the foregoing, any contract, agreement, arrangement or transaction solely between or among the Company and any of its Wholly Owned Restricted Subsidiaries or between or among Wholly Owned Restricted Subsidiaries of the Company is not a Related Person Transaction.

SECTION 4.12     LIMITATION ON ASSET SALES AND SALES OF SUBSIDIARY STOCK

         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired (an "Asset Sale") unless
(a) such Asset Sale is for fair market value as determined by the Board of Directors of the Company acting reasonably and in good faith, (b) at least 80% of the value of the consideration for such Asset Sale consists of (i) cash,
(ii) the assumption by the transferee of pari passu Indebtedness or (iii) notes, obligations or other marketable securities (collectively "Marketable Securities") that are immediately converted into cash and (c) the Net Cash Proceeds therefrom are applied on or prior to 360 days after the date of such Asset Sale (i) to the permanent repayment of Indebtedness under the Bank Credit Facility (which payment reduces the commitment thereunder) or (ii) to the repurchase of the Notes pursuant to an offer to purchase (an "Asset Sale Offer) described below or (iii) to an investment in a Related Business.

         Notwithstanding the foregoing provisions of the prior paragraph:

                  (i) any Restricted Subsidiary of the Company may convey, sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a Restricted Subsidiary of the Company; (ii) the Company and its Restricted Subsidiaries may, in the ordinary course of business, (A) convey, sell, lease, transfer, assign or otherwise dispose of assets in the ordinary course of business and (B) exchange assets for assets in Related Businesses; (iii) the Company and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 5.01; (iv) the Company and its Restricted Subsidiaries may (a) sell damaged, worn out or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of the Company or any of its Restricted Subsidiaries, or (b) abandon such property if it cannot, through reasonable efforts, be sold; and (v) the Company may transfer the assets that it acquires in the Horizon Acquisition to the Subsidiary after the Issue Date.

         An Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds not applied to the uses set forth in subsections (c)(i) or (c)(iii) in the first paragraph exceeds $5,000,000. An Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

         If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

         On or before the Asset Sale Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section. The Company, the Depository or the Paying Agent, as the case may be, shall promptly

(but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

SECTION 4.13     LIMITATIONS ON LIENS

         The Company shall not and shall not permit any Restricted Subsidiary, directly or indirectly, to incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether now owned or hereafter acquired.

SECTION 4.14     CORPORATE EXISTENCE

         Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.15     LIMITATION ON USE OF PROCEEDS; PROCEEDS PURCHASE OFFER

         All proceeds (net of underwriting discounts and commissions and other transaction expenses as set forth in the Prospectus under the caption "Use of Proceeds") received by the Company from the sale of the Notes shall be applied to the purchase of assets in the Horizon Acquisition or, as set forth below, to repay indebtedness under the Subsidiary's existing Bank Credit Facility pending such acquisition; provided, however, that no such proceeds may be applied to the purchase of assets in Horizon Acquisition until (i) the Company has received at least $19,000,000 in proceeds from the Preferred Stock Investment and (ii) the Trustee has received the certificates and opinions set forth in Exhibit B to the Indenture. Pending the consummation of the Horizon Acquisition, all such proceeds shall be held by the Company in a separate bank account, except that up to $71,500,000 of the net proceeds from the sale of the Notes may be contributed to the Subsidiary to repay indebtedness under the Subsidiary's existing Bank Credit Facility, but only to the extent that the banks thereunder consent to allow the amounts repaid to be reborrowed and paid as a dividend or other distribution to the Company for the sole purpose of funding a repurchase of the Notes in the event that the Horizon Acquisition does not occur within 120 days following the closing of the sale of the Notes.

         In the event that all of the net proceeds of the sale of the Notes have not been so applied, directly or indirectly, to the purchase of assets in the Horizon Acquisition within 120 days of the closing of the sale of the Notes, the Company will make an offer (a "Proceeds Purchase Offer") to all holders of Notes to purchase on a pro rata basis, at a price of 101% of the principal amount thereof plus accrued interest to the purchase date, all Notes that may be purchased at such price with such unapplied net proceeds.

         If applicable, within five business days following the end of the 120-day period referred to above, the Company will mail a notice to each Holder setting forth the Proceeds Purchase Offer and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in the Proceeds Purchase Offer.

         A Proceeds Purchase Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Proceeds Purchase Offer Period"). No later than five Business Days after the termination of the Proceeds Purchase Offer Period (the "Proceeds Purchase Date"), the Company will purchase the principal amount of Notes required to be purchased pursuant to this covenant (the "Proceeds Purchase Offer Amount") or, if less than the Proceeds Purchase Offer Amount has been tendered, all Notes tendered in response to the Proceeds Purchase Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

         If the Proceeds Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Proceeds Purchase Offer.

         On or before the Proceeds Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Proceeds Purchase Offer Amount of Notes or portions thereof tendered pursuant to the Proceeds Purchase Offer, or if less than the Proceeds Purchase Offer Amount has been tendered, all Notes tendered, and will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depository or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the Proceeds Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Proceeds Purchase Offer on the Proceeds Purchase Date.




                                   ARTICLE 5
                                   SUCCESSORS

SECTION 5.01     MERGER, CONSOLIDATION OR SALE OF ASSETS

         The Company shall not consolidate with or merge with or into another Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless: (i) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annualized Operating Cash Flow Ratio provision set forth in the second paragraph of Section 4.08, (ii) immediately thereafter, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing; (iii) either (a) the Company is the surviving entity or (b) the resulting, surviving or transferee entity (if other than the Company) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture, including the punctual payment of the principal of, and premium, if any, and interest on the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate confirming compliance with the requirements of this Section.

SECTION 5.02     SUCCESSOR CORPORATION SUBSTITUTED

         Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company; provided, however, that the predecessor of the Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company's assets that meets the requirements of Section 5.01 hereof.

                                   ARTICLE 6
                             DEFAULTS AND REMEDIES

SECTION 6.01     EVENTS OF DEFAULT

         An "Event of Default" occurs if:

                 (1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and the Default continues for a period of 30 days;

                 (2) the Company defaults in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable at maturity, upon redemption or otherwise;

                 (3) the Company fails to observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to Sections 4.07, 4.08, 4.09, 4.12, 4.13, 4.15 or
         5.01 hereof;

                 (4) the Company fails to comply with any of its other agreements or covenants in, or provisions of, the Notes or this Indenture and the Default continues for the period and after the notice specified below;

                 (5) default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); provided such Event of Default shall not occur until 90 days after such Payment Default, or
         (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

                 (6) a final judgment or final judgments for the payment of money (not fully covered by insurance) are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain harged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5,000,000;

                 (7) the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

                          (a)     commences a voluntary case,

                          (b) consents to the entry of an order for relief against it in an involuntary case,

                          (c) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                          (d) makes a general assignment for the benefit of its creditors, or

                          (e) generally is not paying its debts as they become due; or

                 (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                          (a) is for relief against the Company or any Subsidiary in an involuntary case,

                          (b) appoints a Custodian of the Company or any Subsidiary or for all or substantially all of the property of the Company or any Subsidiary, or

                          (c) orders the liquidation of the Company or any Subsidiary,

         and the order or decree remains unstayed and in effect for 60 consecutive days.

                 The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         An Event of Default shall not be deemed to have occurred under clause
(3), (5) or (6) until the Trustee shall have received written notice from the Company or any of the Holders or unless a Responsible Officer shall have actual knowledge of such Event of Default. A Default under clause (4) is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

SECTION 6.02     ACCELERATION

         If an Event of Default (other than an Event of Default specified in clauses (7) and (8) of Section 6.01 relating to the Company or any Subsidiary) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable. Upon such declaration the principal and interest shall be due and payable immediately (together with the premium referred to in Section 6.01, if applicable). If an Event of Default specified in clause (7) or (8) of Section 6.01 relating to the Company or any Subsidiary occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an

Event of Default occurs prior to October 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to October 31, 2001, then the premium specified in the Indenture for optional redemptions shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

SECTION 6.03     OTHER REMEDIES

         If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.


         The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04     WAIVER OF PAST DEFAULTS

         Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05     CONTROL BY MAJORITY

         Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this

Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 6.06     LIMITATION ON SUITS

         A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

                 (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

                 (b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

                 (c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

                 (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

                 (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not take enforcement action against the Company's assets or stock and may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07     RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT

         Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08     COLLECTION SUIT BY TRUSTEE

         If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09     TRUSTEE MAY FILE PROOFS OF CLAIM

         The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10     PRIORITIES

         If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

                 First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

                 Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

                 Third: to the Company or to such party as a court of competent jurisdiction shall direct.

         The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11     UNDERTAKING FOR COSTS

         In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

                                   ARTICLE 7
                                    TRUSTEE

SECTION 7.01     DUTIES OF TRUSTEE

         (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         (b)     Except during the continuance of an Event of Default:

                          (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

                          (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

         (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                          (i) this paragraph does not limit the effect of paragraph (b) of this Section;

                          (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

                          (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

         (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.02.

         (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

         (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02     RIGHTS OF TRUSTEE

         (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

         (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

         (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

         (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

         (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

         (g) Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of the Company's covenants in
Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.01(1), 6.01(2) and 4.01 or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.

         (h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney.

SECTION 7.03     INDIVIDUAL RIGHTS OF TRUSTEE

         The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04     TRUSTEE'S DISCLAIMER

         The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05     NOTICE OF DEFAULTS

         If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06     REPORTS BY TRUSTEE TO HOLDERS OF THE NOTES

         Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

         A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07     COMPENSATION AND INDEMNITY

         The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

         The Company shall indemnify the Trustee against any and all losses, liabilities or expenses (including reasonable attorneys' fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall reasonably cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

         The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

         To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

         When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.01(8) or 6.01(9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

         The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

SECTION 7.08     REPLACEMENT OF TRUSTEE

         A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

         The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

                 (a)      the Trustee fails to comply with Section 7.10 hereof;

                 (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

                 (c) a Custodian or public officer takes charge of the Trustee or its property; or

                 (d)      the Trustee becomes incapable of acting.

         If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

         If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

         If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

         A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section
7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09     SUCCESSOR TRUSTEE BY MERGER, ETC.

         If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10     ELIGIBILITY; DISQUALIFICATION

         There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

         This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

SECTION 7.11     PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY

         The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

                                   ARTICLE 8
                    LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01     OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE

         The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

SECTION 8.02     LEGAL DEFEASANCE AND DISCHARGE

         Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in
Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company's obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03     COVENANT DEFEASANCE

         Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15 and 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company's exercise under Section
8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(5) through 6.01(7) hereof shall not constitute Events of Default.

SECTION 8.04     CONDITIONS TO LEGAL OR COVENANT DEFEASANCE

         The following shall be the conditions to the application of either
Section 8.02 or 8.03 hereof to the outstanding Notes:

         In order to exercise either Legal Defeasance or Covenant Defeasance:

                          (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bankers, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

                          (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                          (c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                          (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article Eight concurrently with such incurrence) or insofar as Sections 6.01(8) or 6.01(9) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

                          (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                          (f) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

                          (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

                          (h) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.05 DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS

         Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

         The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof.

         Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants or investment bankers expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06     REPAYMENT TO COMPANY

         Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.07     REINSTATEMENT

         If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section
8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.


                                   ARTICLE 9
                        AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01     WITHOUT CONSENT OF HOLDERS OF NOTES

         Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

                 (a)      to cure any ambiguity, defect or inconsistency;

                 (b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

                 (c) to provide for the assumption of the Company's obligations to the Holders of the Notes in the case of a merger or consolidation pursuant to Article Five hereof;

                 (d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Note; or

                 (f) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

         Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02     WITH CONSENT OF HOLDERS OF NOTES

         Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including Sections 4.07, 4.12 and 4.15 hereof) and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

         Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in
Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

         It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

         After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

                          (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

                          (b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes, except as provided above with respect to Sections 4.07, 4.12 or 4.15 hereof;

                          (c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

                          (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

                          (e) make any Note payable in money other than that stated in the Notes;

                          (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes;

                          (g) waive a redemption payment with respect to any Note (other than a payment required by Sections 4.07, 4.12 or 4.15 hereof); or

                          (h) make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions.

SECTION 9.03     COMPLIANCE WITH TRUST INDENTURE ACT

         Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04     REVOCATION AND EFFECT OF CONSENTS

         Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05     NOTATION ON OR EXCHANGE OF NOTES

         The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

         Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06     TRUSTEE TO SIGN AMENDMENTS, ETC.

         The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

                                   ARTICLE 12
                                 MISCELLANEOUS

SECTION 10.01    TRUST INDENTURE ACT CONTROLS

         If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

SECTION 10.02    NOTICES

         Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:


                 If to the Company:

                          Sygnet Wireless, Inc.
                          6550-B Seville Drive
                          Canfield, Ohio  44406
                          Attention:  Chief Financial Officer
                          Telephone No.:  (330) 565-1000
                          Telecopier No.:  (330)

                 If to the Trustee:

                          Fleet National Bank
                          777 Main Street
                          CT.MO 0238
                          Hartford, CT  06115
                          Telephone No.: (860) 986-4424
                          Telecopier No.: (860) 986-7920
                          Attention:  Corporate Trust Department

         The Company or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

         All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

         If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

         If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 10.03    COMMUNICATION BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES

         Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 10.04    CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT

         Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

                 (a) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

                 (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 10.05    STATEMENTS REQUIRED IN CERTIFICATE OR OPINION

         Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

                 (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

                 (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                 (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

                 (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 10.06    RULES BY TRUSTEE AND AGENTS

         The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 10.07 NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 10.08    GOVERNING LAW

         THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES.

SECTION 10.09    NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS

         This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 10.10    SUCCESSORS

         All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 10.11    SEVERABILITY

         In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.12    COUNTERPART ORIGINALS

         The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 10.13    TABLE OF CONTENTS, HEADINGS, ETC.

         The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.


                       [Signatures on following pages]

                                  SIGNATURES


Dated as of       , 1996                   SYGNET WIRELESS, INC.



                                                   By:
                                                       ------------------------
                                                   Name:
                                                   Title:  Officer

Attest:


                                                   (SEAL)
- ----------------------------------
Name:
Title:    Chief Financial Officer


Dated as of         , 1996                         FLEET NATIONAL BANK


                                                   By:
                                                       ------------------------
                                                   Name:
                                                   Title:
Attest:


                                                   (SEAL)
- --------------------------
Name:
Title:

                                   EXHIBIT A
                                 (Face of Note)

                            % Senior Notes due 2006

         No.                                                        $
                                                                     ----------
                             SYGNET WIRELESS, INC.

         promises to pay to                         or registered assigns,

         the principal sum of                       Dollars on  October 1, 2006.

         Interest Payment Dates: April 1 and October 1

         Record Dates: March 15 and September 15

                                                    Dated:
                                                    SYGNET WIRELESS, INC.

                                                    By:
                                                       ------------------------
                                                      Name:
                                                      Title:

                                                    By:
                                                       ------------------------
                                                      Name:
                                                      Title:

                                                    (SEAL)

Certificate of Authentication:

This is one of the Notes
referred to in the within-mentioned Indenture:

Fleet National Bank

By:
   ------------------------------
         Authorized Signatory

Dated:

                                 (Back of Note)

                            % Senior Notes due 2006

         Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

         1. Interest. Sygnet Wireless, Inc., an Ohio corporation (the "Company"), promises to pay interest on the principal amount of this Note at % per annum from September [26], 1996 until maturity. The Company will pay interest semi-annually on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 1, 1997. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, interest and premium, if any, at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

         3. Paying Agent and Registrar. Initially, Fleet National Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

         4. Indenture. The Company issued the Notes under an Indenture dated as of September [26], 1996 ("Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Section Section 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are unsecured obligations of the Company limited to $110,000,000 in aggregate principal amount.

         5.  Optional Redemption.

                 (a) Except as set forth in clause (b) of this Note, the Company shall not have the option to redeem the Notes pursuant to this paragraph 5 prior to October 1, 2001. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

        YEAR                    PERCENTAGE
        ----                    ----------
         2001 . . . . . . . . .          %
         2002 . . . . . . . . .          %
         2003 . . . . . . . . .          %
         2004 . . . . . . . . .          %
         2005 and thereafter  .   100.000%

                 (b) Notwithstanding the provisions of clause (a) of this paragraph 5, during the first 36 months after the Issue Date, the Company may redeem up to an aggregate of $38,500,000 in principal amount of Notes at a
redemption price of     % of the principal amount thereof, in each case plus
accrued and unpaid interest thereon to the redemption date, with the net proceeds of an offering of Qualified Capital Stock of the Company; provided that at least $71,500,000 in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 30 days of the date of the closing of such offering.

                 (c) Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

         6.      Mandatory Redemption.

         The Company shall not be required to make mandatory redemption payments with respect to the Notes.

         7.      Limitation on Use of Proceeds;  Proceeds Purchase Offer.

         All net proceeds received by the Company from the sale of the Notes shall be applied to the purchase of assets in the Horizon Acquisition or, as set forth below, to repay indebtedness under the Subsidiary's existing Bank Credit Facility pending such acquisition; provided, however, that no such proceeds may be applied to the purchase of assets in Horizon Acquisition until the Company has received at least $19,000,000 in proceeds from the Preferred Stock Investment and the Trustee has received certain opinions and certificates regarding the Horizon Acquisition. Pending the consummation of the Horizon Acquisition, all such proceeds shall be held by the Company in a separate bank account, except that up to $71,500,000 of the net proceeds from the sale of the Notes may be contributed to the Subsidiary to repay indebtedness under the Subsidiary's existing Bank Credit Facility, but only to the extent that the banks thereunder consent to allow the amounts repaid to be reborrowed and paid as a dividend or distribution to the Company for the sole purpose of funding a repurchase of the Notes in the event that the Horizon Acquisition does not occur within 120 days following the closing of the sale of the Notes.

         In the event that all of the net proceeds of the sale of the Notes have not been so applied, directly or indirectly, to the purchase of assets in the Horizon Acquisition within 120 days of the closing of the sale of the Notes, the Company will make an offer (a "Proceeds Purchase Offer") to all holders of Notes to purchase on a pro rata basis, at a price of 101% of the principal amount thereof plus accrued interest to the purchase date, all Notes that may be purchased at such price with such unapplied net proceeds.

         8.      Change of Control.

         Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment").

         Within 10 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         The Change of Control Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Change of Control Offer Period"). No later than five Business Days after the termination of the Change of Control Offer Period (the "Change of Control Purchase Date"), the Company shall purchase all Notes tendered in response to the Change of Control Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

         9.      Limitation on Asset Sales and Sales of Subsidiary Stock.

         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired (an "Asset Sale") unless
(a) such Asset Sale is for fair market value as determined by the Board of Directors of the Company acting reasonably and in good faith, (b) at least 80% of the value of the consideration for such Asset Sale consists of (i) cash,
(ii) the assumption by the transferee of pari passu Indebtedness or (iii) notes, obligations or other marketable securities (collectively "Marketable Securities") that are immediately converted into cash and (c) the Net Cash Proceeds therefrom are applied on or prior to 360 days after the date of such Asset Sale (i) to the permanent repayment of Indebtedness under the Bank Credit Facility (which payment reduces the commitment thereunder) or (ii) to the repurchase of the Notes pursuant to an offer to purchase (an "Asset Sale Offer) described below or (iii) to an investment in a Related Business.

         Notwithstanding the foregoing provisions of the prior paragraph:

                   (i) any Restricted Subsidiary of the Company may convey, sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a Restricted Subsidiary of the Company;

                   (ii) the Company and its Restricted Subsidiaries may, in the ordinary course of business, (A) convey, sell, lease, transfer, assign or otherwise dispose of assets in the ordinary course of business and (B) exchange assets for assets in Related Businesses; (iii) the Company and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 5.01; (iv) the Company and its Restricted Subsidiaries may (a) sell damaged, worn out or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of the Company or any of its Restricted Subsidiaries, or (b) abandon such property if it cannot, through reasonable efforts, be sold; and (v) the Company may transfer the assets that it acquires in the Horizon Acquisition to the Subsidiary after the Issue Date.

         An Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds not applied to the uses set forth in subsections (c)(i) or (c)(iii) in the first paragraph exceeds $5,000,000. An Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

         If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

         10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

         11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

         12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

         13. Defaults and Remedies. Events of Default include: (i) a default in the payment of interest on any Note when the same becomes due and payable and the Default continues for a period of 30 days; (ii) a default in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable at maturity, upon redemption or otherwise; (iii) failure to observe or perform any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to Sections 4.07, 4.08, 4.09, 4.12, 4.13, 4.15 or 5.01 of the Indenture; (iv) failure by the Company to comply with any of its other agreements or covenants in, or provisions of, the Notes or the Indenture and the Default continues for the period and after the notice specified below; (v) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); provided such Event of Default shall not occur until 90 days after such Payment Default, or
(b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more; (vii) a declaration that any of the Subsidiary Guarantees is unenforceable; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

         14. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

         15. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

         16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

         18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

         The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                          Sygnet Wireless, Inc.
                          6550-B Seville Drive
                          Canfield, Ohio  44406
                          Attention:  Chief Financial Officer
                          Telephone No.:  (330) 565-1000
                          Telecopier No.:  (330)

                                   EXHIBIT B

                   OPINIONS AND CERTIFICATES TO BE DELIVERED
                         AT TIME OF HORIZON ACQUISITION

         At the time of the closing of the Horizon Acquisition (the "Horizon Closing Date") the following shall occur:

         (a) The Company shall deliver to the Trustee on behalf of the holders of the Notes an officer's certificate stating, representing and warranting that:

                 (i) The Company has received proceeds of not less than $19.0 million from the sale of certain of its preferred stock;

                 (ii) The Asset Acquisition Agreement (the "Acquisition Agreement") dated July 11, 1996, among the Company, Horizon Cellular Telephone Company of Chatauqua, L.P., Horizon Cellular Telephone Company of Crawford, L.P. and Horizon Cellular Telephone Company of Indiana, L.P. has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms (except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability);

                 (iii) The execution, delivery and performance of the Acquisition Agreement and compliance by the Company with all the provisions thereof and the consummation of the transactions contemplated thereby will not require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body and will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or by-laws of the Company or any of its subsidiaries or any agreement, indenture or other instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries or their respective property is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Company, any of its subsidiaries or their respective property;

                 (iv) The Company and each of its subsidiaries has such permits, licenses, franchises and authorizations of governmental or regulatory authorities ("permits"), including, without limitation, under any applicable environmental laws, as are necessary to own, lease and operate the cellular telephone systems acquired pursuant to the Horizon Acquisition (the "Horizon Systems") and to conduct the business of the Horizon Systems; the Company and each of its subsidiaries has fulfilled and performed all of its material obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit; and such permits contain no restrictions that are materially burdensome to the Company or any of its subsidiaries;

                 (v) The Company and each of its subsidiaries has received the consents of the Federal Communications Commission (the "FCC") to the Horizon Acquisition. Those consents constitute all consents, approvals and actions necessary for the assignment of the FCC licenses necessary for the operation of the Horizon Systems. All applicable administrative and judicial appeal, review and reconsideration periods of such FCC consents have expired, without the timely filing of any such appeal or request for review or reconsideration and without the FCC having instituted review of the grant of such consent on its own motion;

                 (vi) The Company and each of its subsidiaries validly holds all FCC licenses necessary for the operation of the Horizon Systems. Such FCC licenses are in full force and effect and are not subject to any conditions other than those conditions listed thereon and those conditions generally applicable to entities holding similar licenses issued by the FCC. The FCC licenses constitute all of the licenses, permits, consents or authorizations required by the FCC to permit operation of a nonwireline cellular telephone system in the Horizon Systems, and to permit interim operations in the PA-2 IOA. The FCC licenses expire on the following dates: [insert dates]. The five-year build-out periods for the Horizon Systems expire[d] on [insert dates]; and

                 (vii) There are no judgments, decrees or orders issued by the FCC that could result in a suspension, revocation, material impairment, termination prior to its expiration date, non-renewal or adverse modification of the FCC licenses necessary for the operation of the Horizon Systems, or that could have a material adverse effect upon, or cause material disruption to, the cellular operations pursuant to such FCC licenses. To the best of the Company's knowledge, there is no FCC complaint, investigation, action or proceeding pending or threatened relative to the FCC licenses relating to its cellular operations, including, without limitation, any Notice of Violation, Notice of Apparent Liability or Order to Show Cause, other than proceedings that affect the cellular telephone industry generally, that could result in a suspension, revocation, material impairment, termination prior to its expiration date, non-renewal or adverse modification of the FCC licenses or which could have a material adverse effect upon, or cause material disruption to, the cellular operations in the Youngstown, OH MSA, the Sharon, PA MSA, the OH-11 RSA, the Erie, PA MSA, the NY-3 RSA, the PA-1 RSA, the PA-6 RSA, or the PA-7 RSA, or the interim operations in the PA-2 IOA. Each of the Company's cellular systems is operating in compliance in all material respects with the Communications Act of 1934, as amended (the "Communications Act") and the Rules and Regulations of the FCC.

         (b) The Company shall deliver to the Underwriters an opinion of Bryan Cave LLP, dated the Horizon Closing Date, to the effect that:

                 (i) the Acquisition Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms (except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability);

                 (ii) the execution, delivery and performance of the Acquisition Agreement and compliance by the Company with all the provisions thereof and the consummation of the transactions contemplated thereby will not require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body and to the best of such counsel's knowledge, will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or by-laws of the Company or any of its subsidiaries or any material agreement, indenture or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective properties is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Company or any of its subsidiaries or their respective properties;

                 (iii) to the best of such counsel's knowledge, the Company and each of its subsidiaries has such permits, licenses, franchises and authorizations of governmental or regulatory authorities ("permits"), including, without limitation, under any applicable Environmental Laws, as are necessary to own, lease and operate the properties to be owned, leased and operated following consummation of the transactions under the Acquisition Agreement and to conduct its business in the manner described in the Prospectus relating to the sale of the ___% Senior Notes due 2006 of the Company (the "Prospectus"); to the best of such counsel's knowledge, the Company and each of its subsidiaries has fulfilled and performed all of its material obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit, subject in each case to such qualification as may be set forth in the Prospectus; and, except as described in the Prospectus, such permits contain no restrictions that are materially burdensome to the Company or any of its subsidiaries;

                 (iv) to the best of such counsel's knowledge, all leases to which the Company or any of its subsidiaries will become a party following consummation of the transactions under the Acquisition Agreement are valid and binding and no default has occurred or is continuing thereunder, which might result in any material adverse change in the business, prospects, financial condition or results of operation of the Company and its subsidiaries taken as a whole, with such exceptions as do not materially interfere with the use made by the Company or such subsidiary;

                 (v) the Company and each of its subsidiaries has received the consents of the FCC to the Horizon Acquisition. Those consents constitute all consents, approvals and actions necessary for the assignment of the FCC licenses necessary for the operation of the Horizon Systems (the "Horizon FCC Licenses"). All applicable administrative and judicial appeal, review and reconsideration periods of such FCC consents have expired, without the timely filing of any such appeal or request for review or reconsideration and without the FCC having instituted review of the grant of such consent on its own motion;

                 (vi) the Company and each of its subsidiaries validly holds all the Horizon FCC Licenses. The Horizon FCC Licenses are in full force and effect and are not subject to any conditions other than those conditions listed thereon and those conditions generally applicable to entities holding similar licenses issued by the FCC.
         The Horizon FCC Licenses constitute all of the licenses, permits, consents or authorizations required by the FCC to permit operation of the Horizon Systems, and to permit interim operations in the PA-2 IOA. The Horizon FCC Licenses expire on the following dates: [insert dates]. The five-year build-out periods for the Horizon Systems expire[d] on [insert dates];

                 (vii) there are no judgments, decrees or orders issued by the FCC that could result in a suspension, revocation, material impairment, termination prior to its expiration date, non-renewal or adverse modification of the Horizon FCC Licenses, or that could have a material adverse effect upon, or cause material disruption to, the cellular operations pursuant to the Horizon FCC Licenses. To the best of such counsel's knowledge, there is no FCC complaint, investigation, action or proceeding pending or threatened relative to the Horizon FCC Licenses relating to its cellular operations, including, without limitation, any Notice of Violation, Notice of Apparent Liability or Order to Show Cause, other than proceedings that affect the cellular telephone industry generally, that could result in a suspension, revocation, material impairment, termination prior to its expiration date, non-renewal or adverse modification of the Horizon FCC Licenses or which could have a material adverse effect upon, or cause material disruption to, the cellular operations in the Youngstown, OH MSA, the Sharon, PA MSA, the OH-11 RSA, the Erie, PA MSA, the NY-3 RSA, the PA-1 RSA, the PA-6 RSA, or the PA-7 RSA, or the interim operations in the PA-2 IOA; and

                 (viii) the Company and each of its subsidiaries has, or has timely filed applications for, all permits of governmental or regulatory authorities (including, as appropriate, the state public utilities commissions of Ohio, Pennsylvania and New York) necessary to engage in the business currently conducted in the Horizon Systems and the Company's Systems, except where the failure to hold such permits would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; and there is no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such permit. All such permits are valid and in full force and effect.

         (c) The transactions under the Acquisition Agreement shall have been consummated in accordance with the terms of the Acquisition Agreement.